Exhibit 99.1

Bryn Mawr Bank Corporation

NASDAQ: BMTC

Second Quarter 2009 Conference Call

Prepared Remarks

August 4, 2009

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (                    ), I will be your conference operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s Second Quarter 2009 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (                    ), and thanks everyone for joining us today. I hope you had a chance to review last night’s press release. If you have not received our press release it is available on our Web site at bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO of Bryn Mawr Trust Company, has some comments on the quarter, our strategic initiatives, and a view of the competitive landscape. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 431710. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The corporation does not undertake to update forward-looking statements. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks, Duncan, and thank you everyone for joining us today.

After the close of the market yesterday afternoon we issued our earnings release for the second quarter of 2009. We reported respectable earnings for the second quarter with net income of $2.4 million or diluted earnings per share of $0.28 which includes a $0.04 per diluted share or $351 thousand after-tax cost of the FDIC insurance special assessment. There was no FDIC insurance special assessment in the first quarter of 2009.

The Corporation’s performance has been strong particularly in light of the most challenging economic environment we have seen in decades. Our second quarter performance is gratifying and supports our belief and confidence that we are well positioned for continued growth and profitability. We continue to be well-capitalized and exceed regulatory requirements for a well-capitalized organization. During the second quarter we enhanced the Corporation’s Capital ratios with the addition of $2.5 million of common stock and $7.5 million of subordinated debt.

Along with our enhanced capital position, our liquidity, which includes our unused borrowing capacity and money market balances are quite substantial. We have combined unused borrowing capacity of $416.3 million including lines from the Federal Home Loan Bank of Pittsburgh, $258.4 million, the Federal Reserve, $82.9 million and Fed Fund lines of $75 million. Additionally, we had approximately $90 million in money market funds and other short term investments at the end of the second quarter.

There were many different factors that contributed to our solid performance. I would like to review some of the most significant factors.

Deposit growth was, once again, particularly strong ending the period at $894.0 million up $24.5 million or 2.8% from December 31, 2008 and up $140.2 million or 18.6% from June 30, 2008. We continue to successfully develop new and expand existing core deposit relationships; in fact, we opened 32.3% more core deposit accounts in the first six months of 2009 than we did during the same period in 2008. Strong cross selling efforts combined with the consumer and business customers desire to affiliate with a strong financial institution have had a very favorable impact on our deposit growth trend. Our new West Chester Regional Banking Center is off to a good start, generating deposits of $14.1 million as of June 30, in 2009. To support our efforts in West Chester, and throughout Chester County, we established a Chester County Business Advisory Board, comprised of distinguished leaders from the business and professional community. Advisory Board members will meet regularly with our senior managers to discuss emerging trends, issues and opportunities to enhance our well-established role as a leading business and community partner. We continue to offer an attractive and extremely competitive line of deposit and cash management products and services and we are well positioned for, and expect, continued growth.

With residential mortgage interest rates remaining in the high 4’s to low 5’s, mortgage refinancing activity has been very strong. Mortgage originations during the second quarter were $125.1 million compared with $96.5 million in the first quarter of 2009 and $25.8 million in the fourth quarter of 2008. The majority of these loans are being sold to Fannie Mae with servicing retained. This activity resulted in a net gain on the sale of residential mortgage loans of $2.5 million up significantly from $1.9 million in the first quarter of 2009 and $300 thousand in the fourth quarter of 2008. Naturally, with this significant increase in origination volume, our operating expenses including the variable costs associated with this activity also increased. Mortgage origination variable costs were approximately 36% of mortgage origination revenue.

Total portfolio loans and leases of $878 million were up $25 million in the second quarter of 2009 compared to the second quarter of 2008. However, total portfolio loans and leases declined approximately $16 million compared to the first quarter of 2009. The bulk of this quarter to quarter decrease was due to Commercial and Industrial loans, which were down $13 million, as borrowers paid down loan balances desiring to “de-leverage” their balance sheet. Home equity lines and loans and consumer loans increased slightly, but this growth was offset by decreases in construction loans as a result of loan payoffs and a slowdown in new construction projects by our residential home builders. The decline in our lease portfolio over the past six months was a function of Managements’ intention to limit growth of this portfolio due to continuing credit issues on leases originated in prior years.

As mentioned in previous quarterly earnings calls, we implemented tighter underwriting standards for leasing over the past 18 months which includes the reduction of broker relationships, the curtailment of lease originations in certain geographic regions and changes in the types of equipment we will finance. We continue to monitor this segment of our business very closely.

The provision for loan and lease losses for the quarter ended June 30, 2009 was $1.69 million, compared with $1.59 million in the first quarter of 2009, and $2.9 million in the fourth quarter of 2008. Leasing portfolio charge-offs have been the primary factor behind the quarterly provision for loan and lease losses.

Overall, the allowance for loan and lease losses at June 30, 2009 stands at $10.39 million or 1.18% of portfolio loans and leases compared to $10.33 million or 1.15% at December 31, 2008. The allowance as a percentage of non-performing loans and leases increased to 284% at June 30, 2009 from 178% at December 31, 2008, due to the foreclosure of a site development loan and its transfer into other real estate owned at its estimated net realizable value.

Our non-performing assets declined from $5.8 million at December 31, 2008 to $5.6 million as of June 30, 2009. Overall, non-performing assets represent 47 basis points of total assets at June 30, 2009, compared with 50 basis points at December 31, 2008.

The tax equivalent net interest margin remained relatively stable from the prior quarter with a slight decrease of 3 basis points from the first quarter of 2009 to 3.59%. Market conditions continue to make it difficult to earn attractive yields on our investments and loan pricing remains competitive. To help maintain our margin, we aggressively reduced rates on our interest bearing deposits which resulted in a 21 basis point decline in our cost of interest bearing funds. The benefit of this reduction was offset by a decrease of 24 basis points on the yield on earning assets. The second quarter yield on our loan portfolio was 5.84%, down 1 basis point from the first quarter, while the overall yield on our investment portfolio declined 86 basis points to 3.72% during the same time period. The decline in the investment portfolio yield is symptomatic of market conditions making it difficult to earn attractive yields on investments while satisfying our requirements for liquidity, safety and reasonable risk.

As of June 30, 2009 the Corporations investment portfolio had a fair value of $158.8 million compared to its amortized cost of $157 million for an unrealized gain of approximately $1.9 million.

In the second quarter, non-interest income was $7.8 million or 49.1% higher than the second quarter of 2008 and $316 thousand or 4.2% higher than the first quarter of 2009. The first quarter of 2009 included a $472 thousand gain on the sale of investment securities, adjusting for the benefit of this first quarter gain, second quarter non-interest income would have increased $788 thousand. The substantial gain on the sale of residential mortgages of $2.5 million accounted for the bulk of the gain in this category; however, fees for wealth management services, loan servicing and late fees and service charges on deposits all showed positive increases from the prior quarter.

Wealth revenues (which includes Lau Associates revenue which was acquired on July 15, 2008) of $3.6 million, are up slightly from first quarter 2009 revenue of $3.5 million, and in line with fourth quarter 2008 results, reflecting the improved financial markets over the past three months.

We expect that our new subsidiary, The Bryn Mawr Trust Company of Delaware, will strengthen our wealth management business as there is a strong pipeline of new business that we expect to close over the next six months. This new subsidiary will allow our clients to enjoy the benefits from the “Delaware Advantage” which describes the range of legal advantages that facilitate trust and estate planning strategies that are ideally suited for wealthy individuals, families and business owners.

Non-interest expense for the second quarter 2009 was $12.3 million, up 7.1% or $819 thousand from the first quarter of 2009. There are several expense categories driving this increase and a significant portion is directly related to the increase in mortgage origination volume. Another significant contributor to this increase was the FDIC Insurance special assessment of approximately $540 thousand. We are projecting a year-to-year increase in normal FDIC premiums, excluding the second quarter special assessment, of approximately $900 thousand.

A recovery of $115 thousand from a first quarter mortgage servicing rights impairment charge also helped to reduce the increase in non-interest expenses.

Capital ratios for the Bank and Corporation remain “well-capitalized” by regulatory standards. As of June 30, 2009 the Bank and Corporation had Tier I Capital to Risk Weighted Assets ratios of 8.71% and 9.27% respectively. Additionally, the Corporation has established a Dividend Reinvestment and Stock Purchase Plan (which we refer to as the “Plan”), which we expect to be operational by mid-August 2009. The Plan is intended to allow both existing shareholders and new investors to easily and conveniently increase their investment in the Corporation without incurring many of the fees and commissions normally associated with brokerage transactions. On July 20, 2009, the Corporation made a 424(b)(2) filing with the Securities and Exchange Commission relating to securities to be taken down from the Corporation’s S-3 shelf registration statement in connection with the Plan. A copy of the Plan as filed in our July 20, 2009 424(b)(2) filing can be found under “SEC filings” at our website, www.bmtc.com, by clicking on “About Us” and then “Investor Relations”.

We remain focused on maintaining the appropriate level of capital to support asset growth, acquisitions and to maintain the “well-capitalized regulatory standards”; in addition we remain focused on asset quality and liquidity.

Finally, I would like to mention some of the key objectives, strategies and tactics that we will continue to focus on throughout 2009:

•	Protect the Margin – by holding the line on loan rate adjustments and adhering to a strict discipline on our deposit and loan product pricing.

•	Strong Asset Quality – maintain strict underwriting standards and appropriately managing our risk.

•	Capital and Liquidity – remain a strong, well-capitalized institution and closely monitor and execute appropriate strategies to enhance our liquidity and capital positions.

•	Control Expenses – maintain tight control on expenses – an internal task force is now reviewing our non-interest expenses to see where we can further eliminate or reduce overhead.

•	Improved Revenues – we have recently retained a consulting firm that specializes in revenue enhancement to help us identify additional ways to improve revenue.

•	New Market Opportunities – capitalize on our new market opportunities in the state of Delaware and in West Chester, Pennsylvania.

•	Expand our Wealth Management offering with a broader more open investment management platform.

In summary, Bryn Mawr is fundamentally sound, profitable and has the flexibility and agility to respond to the opportunities afforded by a strong capital base, asset quality, and liquidity. We have a strategy in place that will create significant value over time. We are proud that our disciplined approach to the market, regardless of conditions, has enabled us to remain secure throughout. The weak economy and prolonged disruption in the financial markets will remain a challenge. However, The Bryn Mawr Trust Company, for over 120 years, through numerous periods of economic prosperity and adversity, has succeeded by providing outstanding banking and wealth management services.

Before closing, I am pleased to announce that the corporation’s board of directors declared a quarterly dividend of 14 cents per share payable on September 1, 2009 to shareholders of record as of August 14, 2009. This is our 67th consecutive quarterly dividend.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?

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